                                                                    EXHIBIT 99.1

                            SUPPLEMENTAL INFORMATION

         The following is supplemental information regarding Caraustar Industries, Inc.

         THIS IS NOT AN OFFER TO SELL OUR SECURITIES OR A SOLICITATION OF OFFERS TO BUY OUR SECURITIES.

         Unless the context otherwise requires, references in this supplemental information to "we," "us," "our" and similar terms mean Caraustar Industries, Inc. and its subsidiaries.


                        SUMMARY CONSOLIDATED HISTORICAL
                                 FINANCIAL DATA

     We have derived the following summary consolidated historical financial data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 from our audited consolidated financial statements. You should read the summary consolidated historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness," our historical consolidated financial statements and the related notes to those financial statements included in this offering circular, and the documents that we have filed with the SEC and incorporated by reference into this offering circular.

                           CARAUSTAR INDUSTRIES, INC.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                        YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1996       1997       1998       1999       2000
                                          --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT RATIO DATA)
INCOME STATEMENT DATA:
Net sales...............................  $602,695   $668,138   $736,858   $890,089   $963,431
Cost of sales...........................   422,783    482,964    536,925    683,576    759,572
Gross profit............................   179,912    185,174    199,933    206,513    203,859
Selling, general and administrative
  expenses..............................    81,003     88,978    105,052    125,784    145,268
Restructuring and other nonrecurring
  costs(1)..............................        --         --         --         --     16,777
Operating income........................    98,909     96,196     94,881     80,729     41,814
Interest expense........................    10,698     14,111     16,072     25,456     34,063
Interest income and other, net..........     4,865       (362)       (99)       144       (506)
Equity in income of unconsolidated
  affiliates............................     2,154      1,665      4,308      9,224      6,533
Income before income taxes and minority
  interest..............................    95,230     83,388     83,018     64,641     13,778
Minority interest.......................      (754)    (1,721)      (730)      (356)      (169)
Provision for income taxes..............    36,574     30,543     30,470     23,216      5,467
Net income..............................    57,902     51,124     51,818     41,069      8,142
OTHER DATA:
EBITDA (2)..............................  $132,242   $131,160   $137,795   $142,838   $108,699
Adjusted EBITDA (1)(3)..................   132,242    131,160    137,795    142,838    121,433
Depreciation and amortization...........    26,314     33,661     38,705     52,741     60,858
Capital expenditures....................    32,059     36,275     40,716     35,696     58,306
Ratio of adjusted EBITDA to interest
  expense...............................     12.4x       9.3x       8.6x       5.6x       3.6x

                                                              AS OF DECEMBER 31, 2000
                                                              -----------------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $  8,900
Working capital.............................................         99,442
Total assets................................................        932,827
Total debt..................................................        468,072
Shareholders' equity........................................        279,050

---------------

(1) In 2000, we recorded restructuring and other nonrecurring costs associated with the closing of two mills ($15.5 million) and a nonoperating litigation settlement ($1.3 million). Of the total costs, approximately $12.7 million represented noncash costs. See Note 12 to the consolidated financial statements.

(2) EBITDA is defined as income before income taxes and minority interests, plus interest expense, depreciation and amortization. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable to similarly titled measures for other companies.

(3) Adjusted EBITDA is defined as EBITDA, as adjusted to exclude the noncash portion of any restructuring and other nonrecurring costs.

                                   MANAGEMENT

         Mr. Edward G. Schmitt, Vice President, Mill Group, recently announced that he is retiring from our company, effective May 1, 2001.


                                   GUARANTEES

         We have agreed that all of our domestic subsidiaries, excluding one subsidiary that is not wholly owned, will guarantee our obligations under our 7 3/8% Senior Notes due 2009.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Caraustar Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of CARAUSTAR INDUSTRIES, INC. (a North Carolina corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caraustar Industries, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles in the United States.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 24, 2001

(Except for the subsequent financing information discussed in Note 5 as to which the date is March 22, 2001)

                           CARAUSTAR INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  2000         1999
                                                                ---------    ---------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   8,900    $  18,771
  Receivables, net of allowances for doubtful accounts,
    returns, and discounts of $2,982 and $2,418 in 2000 and
    1999, respectively......................................       93,145      108,819
  Inventories...............................................      110,346       89,770
  Refundable income taxes...................................        3,857        1,985
  Other current assets......................................        9,438        7,777
                                                                ---------    ---------
    Total current assets....................................      225,686      227,122
                                                                ---------    ---------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       12,663       12,312
  Buildings and improvements................................      127,816      125,126
  Machinery and equipment...................................      620,418      580,892
  Furniture and fixtures....................................       12,164        8,984
                                                                ---------    ---------
                                                                  773,061      727,314
  Less accumulated depreciation.............................     (289,752)    (247,458)
                                                                ---------    ---------
    Property, plant and equipment, net......................      483,309      479,856
                                                                ---------    ---------
GOODWILL, net of accumulated amortization of $16,023 and
  $11,712 in 2000 and 1999, respectively....................      150,894      140,763
                                                                ---------    ---------
INVESTMENT IN UNCONSOLIDATED AFFILIATES.....................       65,895       22,111
                                                                ---------    ---------
OTHER ASSETS................................................        7,043        8,791
                                                                ---------    ---------
                                                                $ 932,827    $ 878,643
                                                                =========    =========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of debt (Note 5).......................    $   1,259    $  16,615
  Accounts payable..........................................       63,752       62,454
  Accrued liabilities.......................................       56,531       43,755
  Dividends payable.........................................        4,702        4,572
                                                                ---------    ---------
    Total current liabilities...............................      126,244      127,396
                                                                ---------    ---------
SENIOR CREDIT FACILITY (Note 5).............................      194,000      140,000
                                                                ---------    ---------
OTHER LONG-TERM DEBT, less current maturities (Note 5)......      272,813      269,739
                                                                ---------    ---------
DEFERRED INCOME TAXES.......................................       50,437       49,153
                                                                ---------    ---------
DEFERRED COMPENSATION.......................................        2,315        3,164
                                                                ---------    ---------
OTHER LIABILITIES...........................................        6,853        9,786
                                                                ---------    ---------
MINORITY INTEREST...........................................        1,115          946
                                                                ---------    ---------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.10 par value; 5,000,000 shares
    authorized, no shares issued in 2000 and 1999...........            0            0
  Common stock, $.10 par value; 60,000,000 shares
    authorized, 26,204,567 and 25,488,280 shares issued and
    outstanding at December 31, 2000 and 1999,
    respectively............................................        2,620        2,549
  Additional paid-in capital................................      160,824      149,509
  Retained earnings.........................................      116,359      126,935
  Accumulated other comprehensive income....................         (753)        (534)
                                                                ---------    ---------
                                                                  279,050      278,459
                                                                ---------    ---------
                                                                $ 932,827    $ 878,643
                                                                =========    =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                           CARAUSTAR INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               2000          1999        1998
                                                            -----------    --------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
SALES...................................................    $1,014,615     $936,928    $774,312
FREIGHT.................................................        51,184       46,839      37,454
                                                            ----------     --------    --------
  Net sales.............................................       963,431      890,089     736,858
COST OF SALES...........................................       759,572      683,576     536,925
                                                            ----------     --------    --------
  Gross profit..........................................       203,859      206,513     199,933
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............       145,268      125,784     105,052
RESTRUCTURING AND OTHER NONRECURRING COSTS (Note 12)....        16,777           --          --
                                                            ----------     --------    --------
  Operating income......................................        41,814       80,729      94,881
OTHER (EXPENSE) INCOME:
Interest expense........................................       (34,063)     (25,456)    (16,072)
Interest income.........................................           412          603         334
Equity in income of unconsolidated affiliates...........         6,533        9,224       4,308
Other, net..............................................          (918)        (459)       (433)
                                                            ----------     --------    --------
                                                               (28,036)     (16,088)    (11,863)
                                                            ----------     --------    --------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST........        13,778       64,641      83,018
MINORITY INTEREST.......................................          (169)        (356)       (730)
PROVISION FOR INCOME TAXES..............................         5,467       23,216      30,470
                                                            ----------     --------    --------
NET INCOME..............................................    $    8,142     $ 41,069    $ 51,818
                                                            ==========     ========    ========
BASIC INCOME PER COMMON SHARE...........................    $     0.31     $   1.64    $   2.05
                                                            ==========     ========    ========
BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING.....        26,292       25,078      25,244
                                                            ==========     ========    ========
DILUTED INCOME PER COMMON SHARE.........................    $     0.31     $   1.63    $   2.04
                                                            ==========     ========    ========
DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...        26,301       25,199      25,423
                                                            ==========     ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CARAUSTAR INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              ACCUMULATED
                                                  COMMON STOCK       ADDITIONAL                  OTHER
                                               -------------------    PAID-IN     RETAINED   COMPREHENSIVE
                                                 SHARES     AMOUNT    CAPITAL     EARNINGS      INCOME        TOTAL
                                               ----------   ------   ----------   --------   -------------   --------
BALANCE, December 31, 1997..................   25,330,670   $2,533    $144,442    $68,823       $(1,867)     $213,931
  Net income................................           --      --           --     51,818            --        51,818
  Issuance of common stock for
    acquisitions............................      369,073      37       10,094         --            --        10,131
  Issuance of common stock under 1993 stock
    purchase plan...........................       21,636       2          914         --            --           916
  Issuance of common stock under 1998 stock
    purchase plan...........................        1,202      --           34         --            --            34
  Issuance of common stock under director
    equity plan.............................        2,077      --           65         --            --            65
  Purchase and retirement of common stock...   (1,043,300)   (104)     (25,309)        --            --       (25,413)
  Pension liability adjustment..............           --      --           --         --        (1,478)       (1,478)
  Foreign currency translation adjustment...           --      --           --         --            20            20
  Dividends declared of $.66 per share......           --      --           --    (16,650)           --       (16,650)
                                               ----------   ------    --------    --------      -------      --------
BALANCE, December 31, 1998..................   24,681,358   2,468      130,240    103,991        (3,325)      233,374
  Net income................................           --      --           --     41,069            --        41,069
  Issuance of common stock for
    acquisitions............................      739,565      74       17,889         --            --        17,963
  Issuance of common stock under
    nonqualified stock option plan..........       19,000       2          252         --            --           254
  Issuance of common stock under 1993 stock
    purchase plan...........................       21,828       3          679         --            --           682
  Issuance of common stock under 1998 stock
    purchase plan...........................       20,371       2          302         --            --           304
  Issuance of common stock under director
    equity plan.............................        2,930      --           77         --            --            77
  Pension liability adjustment..............           --      --           --         --         2,877         2,877
  Foreign currency translation adjustment...           --      --           --         --           (86)          (86)
  Dividends declared of $.72 per share......        3,228      --           70    (18,125)           --       (18,055)
                                               ----------   ------    --------    --------      -------      --------
BALANCE, December 31, 1999..................   25,488,280   2,549      149,509    126,935          (534)      278,459
  Net income................................           --      --           --      8,142            --         8,142
  Issuance of common stock for
    acquisitions............................      635,306      64       10,659         --            --        10,723
  Issuance of common stock under
    nonqualified stock option plan..........       61,989       6          208         --            --           214
  Issuance of common stock under 1993 stock
    purchase plan...........................          338      --          254         --            --           254
  Issuance of common stock under 1998 stock
    purchase plan...........................       10,699       1           59         --            --            60
  Issuance of common stock under director
    equity plan.............................        4,171      --           77         --            --            77
  Foreign currency translation adjustment...           --      --           --         --          (219)         (219)
  Dividends declared of $.72 per share......        3,784      --           58    (18,718)           --       (18,660)
                                               ----------   ------    --------    --------      -------      --------
BALANCE, December 31, 2000..................   26,204,567   $2,620    $160,824    $116,359      $  (753)     $279,050
                                               ==========   ======    ========    ========      =======      ========

 The accompanying notes are an integral part of these consolidated statements.

                           CARAUSTAR INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------
                                                                   2000           1999           1998
                                                                -----------    -----------    -----------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income................................................     $   8,142      $  41,069      $ 51,818
                                                                 ---------      ---------      --------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................        60,858         52,741        38,705
    Equity in income of unconsolidated affiliates, net of
      distributions.........................................         6,967         (8,224)       (4,308)
    Deferred income taxes...................................          (239)         9,072         8,076
    Provision for deferred compensation.....................           227            292           519
    Minority interest.......................................           169            356           730
    Restructuring costs.....................................        12,734             --            --
    Changes in operating assets and liabilities, net of
      acquisitions:
    Receivables.............................................        19,508        (11,665)        1,531
    Inventories.............................................       (10,467)         2,831           740
    Other current assets....................................        (1,485)         2,303        (1,111)
    Accounts payable and accrued liabilities................       (12,089)         3,696        (2,866)
    Income taxes............................................        (1,872)          (669)          833
                                                                 ---------      ---------      --------
      Total adjustments.....................................        74,311         50,733        42,849
                                                                 ---------      ---------      --------
      Net cash provided by operating activities.............        82,453         91,802        94,667
                                                                 ---------      ---------      --------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (58,306)       (35,696)      (40,716)
  Acquisition of businesses, net of cash acquired...........        (4,306)      (177,881)      (14,488)
  Investment in unconsolidated affiliates...................       (50,709)           (80)       (1,476)
  Cash acquired in stock acquisition........................         1,100            499            81
  Other.....................................................         2,986           (416)        1,738
                                                                 ---------      ---------      --------
      Net cash used in investing activities.................      (109,235)      (213,574)      (54,861)
                                                                 ---------      ---------      --------
FINANCING ACTIVITIES:
  Distributions to CPI partner..............................            --             --        (3,100)
  Proceeds from note issuance...............................            --        196,733            --
  Proceeds from senior credit facility......................       192,000        158,000        80,000
  Repayments of senior credit facility......................      (138,000)      (165,000)      (62,000)
  Repayments of other long and short-term debt..............       (18,196)       (33,750)      (11,918)
  Dividends paid............................................       (18,531)       (17,995)      (16,227)
  Proceeds from issuances of stock..........................           460            761           755
  Purchases of stock........................................            --             --       (25,275)
  Other.....................................................          (822)          (816)         (822)
                                                                 ---------      ---------      --------
      Net cash provided by (used in) financing activities...        16,911        137,933       (38,587)
                                                                 ---------      ---------      --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........        (9,871)        16,161         1,219
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............        18,771          2,610         1,391
                                                                 ---------      ---------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................     $   8,900      $  18,771      $  2,610
                                                                 =========      =========      ========
SUPPLEMENTAL DISCLOSURES:
  Cash payments for interest................................     $  35,136      $  25,480      $ 15,048
                                                                 =========      =========      ========
  Cash payments for income taxes............................     $   9,575      $  16,849      $ 23,844
                                                                 =========      =========      ========
  Stock issued for acquisitions.............................     $  10,723      $  17,963      $ 10,131
                                                                 =========      =========      ========
  Note payable issued for acquisition.......................     $      --      $      --      $ 26,000
                                                                 =========      =========      ========

 The accompanying notes are an integral part of these consolidated statements.

                           CARAUSTAR INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Caraustar Industries, Inc. (the "Parent Company") and subsidiaries (collectively, the "Company") are engaged in manufacturing, converting, and marketing paperboard and related products.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Parent Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

     The Company considers cash on deposit and investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are carried at the lower of cost or market. Cost includes materials, labor and overhead. Market, with respect to all inventories, is replacement cost. Substantially all inventories (approximately 97 percent and 96 percent at December 31, 2000 and 1999, respectively) are valued using the first-in, first-out method. Reserves related to inventories valued using the last-in, first-out method are not significant.

     Inventories at December 31, 2000 and 1999 were as follows (in thousands):

                                                                2000       1999
                                                              --------    -------
Raw materials and supplies..................................  $ 66,106    $40,753
Finished goods and work in process..........................    44,240     49,017
                                                              --------    -------
                                                              $110,346    $89,770
                                                              ========    =======

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to substantially lengthen the asset lives are charged to expense as incurred.

     For financial reporting purposes, depreciation is computed using both straight-line and accelerated methods over the following estimated useful lives of the assets:

Buildings and improvements.................................    10-45 years
Machinery and equipment....................................     3-20 years
Furniture and fixtures.....................................     5-10 years

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," issued by the Securities and Exchange Commission. Revenue is recognized at the time product is shipped or title passes pursuant to the terms of the agreement with the customer when the amount due from the customer is fixed and collectibility of the related receivable is reasonably assured.

SELF-INSURANCE

     The Company is self-insured for the majority of its workers' compensation costs and group health insurance costs, subject to specific retention levels. Consulting actuaries and administrators assist the Company in determining its liability for self-insured claims, and such liabilities are not discounted.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's non-U.S. subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Net assets of the non-U.S. subsidiaries are translated at current rates of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded in shareholders' equity. Certain other translation adjustments and transaction gains and losses continue to be reported in net income and were not material in any year.

GOODWILL

     Goodwill is amortized using the straight-line method over periods ranging up to 40 years. The Company periodically evaluates goodwill for impairment. In completing this evaluation, the Company estimates the future undiscounted cash flows of the businesses to which goodwill relates in order to ensure that the carrying amount of goodwill has not been impaired.

INCOME PER SHARE

     The Company computes basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic income per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options outstanding during 2000, 1999 and 1998 added 9,000, 121,000, and 179,000, respectively, to the weighted average shares outstanding for purposes of calculating diluted income per share.

COMPREHENSIVE INCOME

     Total comprehensive income, consisting of net income plus other nonowner changes in equity for the years ended December 31, 2000, 1999 and 1998, was $7,923,000, $43,860,000, and $50,360,000, respectively. Accumulated other comprehensive loss at December 31, 2000 and 1999 consisted of foreign currency translation adjustments of $753,000 and $534,000, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement 133." This statement deferred the effective date of SFAS No. 133 until the fiscal year ending December 31, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities (an Amendment of FASB No. 133)." This statement amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. Adoption of this pronouncement did not have a material impact on the Company's financial statements upon adoption.

2.   SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Company has authorized 5,000,000 shares of $.10 par value preferred stock. The preferred stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the board of directors of the Company. The board of directors is authorized by the Company's articles of incorporation to determine the voting, dividend, redemption, and liquidation preferences pertaining to each such series. No shares of preferred stock have been issued by the Company.

COMMON STOCK PURCHASE PLAN

     During 1998, the Company purchased and retired 1,043,000 shares of its common stock pursuant to a plan authorized and approved by its board of directors allowing purchases of up to 4,000,000 common shares. These purchases were made in a series of open market transactions and privately negotiated purchases at an aggregate cost of $25,413,000 at prices ranging from $21.25 to $33.00 per share. There were no stock purchases in 2000 or 1999. The Company has cumulatively purchased 3,169,000 shares since January 1996. The Company's board of directors has authorized purchases of up to 831,000 additional shares.

3.   ACQUISITIONS

     Each of the following acquisitions is being accounted for under the purchase method of accounting, applying the provisions of Accounting Principles Board ("APB") Opinion No. 16. As a result, the Company recorded the assets and liabilities of the acquired companies at their estimated fair value with the excess of the purchase price over these amounts being recorded as goodwill. Actual allocations of goodwill and other identifiable assets will be based on further studies and may change during the allocation period, generally one year following the date of acquisition. The financial statements for the years ended December 31, 2000, 1999 and 1998 reflect the operations of the acquired businesses for the periods after their respective dates of acquisition.

     In February 2000, the Company acquired all of the outstanding stock of MilPak, Inc. in exchange for cash of $4,700,000 and 248,132 shares of the Company's common stock valued at $4,700,000. MilPak operates a facility located in Pine Brook, New Jersey, that provides blister packaging, cartoning and labeling and other contract packaging services. Goodwill of approximately $6,100,000 was recorded in connection with the acquisition and is being amortized over 40 years.

     In September 2000, the Company acquired all of the outstanding stock of Arrow Paper Products Company in exchange for 342,743 shares of the Company's common stock valued at $5,100,000. Arrow is located in Saginaw, Michigan and operates two tube and core converting facilities that serve customers in the automotive, film, housewares and other specialty tube and core markets. Goodwill of approximately $4,100,000 was recorded in connection with the acquisition and is being amortized over 40 years.

     In October 2000, the Company acquired 100 percent of the membership interests in Crane Carton Company, LLC in exchange for 1,659,790 shares of the Company's common stock valued at $19,000,000 plus $5,800,000 of assumed debt. Crane operates a single folding carton manufacturing facility located in suburban Chicago, Illinois. Goodwill of approximately $4,700,000 was recorded in connection with the acquisition and is being amortized over 40 years.

     In March 1999, the Company acquired 67 percent of the outstanding stock of Carolina Component Concepts Inc. ("CCC") in exchange for 225,000 shares of the Company's common stock valued at approximately $6,000,000. As a result of this transaction, the Company now owns 100 percent of CCC's common stock. CCC operates a specialty converting facility located in Mooresville, North Carolina. Goodwill of approximately $5,400,000 was recorded in connection with the acquisition and is being amortized over 40 years.

     In April 1999, the Company acquired the operating assets of International Paper Company's Sprague boxboard mill for approximately $103,200,000 in cash plus $4,700,000 of assumed debt. Sprague, located in Versailles, Connecticut, produces clay-coated recycled boxboard used primarily in the manufacture of folding cartons. Goodwill of approximately $7,100,000 was recorded in connection with the acquisition and is being amortized over 40 years.

     Also in April 1999, the Company acquired the assets and assumed certain liabilities of Halifax Paper Board Company, Inc. ("Halifax") in exchange for 34,256 shares of the Company's common stock valued at $802,000 and repayment of $5,560,000 of Halifax's debt. Halifax operates a paperboard mill in Roanoke Rapids, North Carolina, that produces specialty paperboard and a specialty paperboard converting plant whose operations were relocated to Greenville, South Carolina. No goodwill was recorded in connection with this acquisition.

     In June 1999, the Company acquired the assets and assumed certain liabilities of Tenneco Packaging Inc.'s folding carton division for approximately $72,700,000 in cash. The division consists of five folding carton plants located in Mentor, Ohio; Grand Rapids, Michigan; St. Louis, Missouri; Denver, Colorado; and Salt Lake City, Utah, and five sales and technical support centers. Goodwill of approximately $900,000 was recorded in conjunction with the acquisition and is being amortized over 40 years.

     In September 1999, the Company acquired all of the outstanding stock of Carolina Converting Inc. ("CCI") in exchange for 480,309 shares of the Company's common stock valued at approximately $11,200,000 and repayment of $2,000,000 of CCI's debt. CCI operates a specialty converting and packaging facility located in Fayetteville, North Carolina. Goodwill of approximately $10,000,000 was recorded in conjunction with the acquisition and is being amortized over 40 years.

     The following unaudited pro forma financial information assumes that the above acquisitions occurred on January 1, 1999. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have resulted had the acquisitions occurred on January 1, 1999 or the results that may occur in the future (in thousands, except per share data):

                                                                2000         1999
                                                              --------    ----------
Net sales...................................................  $998,310    $1,013,732
Net income..................................................     8,878        40,158
Diluted income per common share.............................      0.33          1.44

4.   EQUITY INTEREST IN UNCONSOLIDATED AFFILIATES

     On April 1, 1996, the Company transferred substantially all of the operating assets and liabilities of its wholly owned subsidiary, Standard Gypsum Corporation, a producer of gypsum wallboard, to a newly formed limited liability company, Standard Gypsum, L.P. ("Standard"). Simultaneous with the formation of Standard, the Company sold a 50 percent interest in Standard to Temple-Inland Forest Products Corporation ("Temple"), an unrelated third party, for $10,800,000 in cash. Standard is operated as a joint venture managed by Temple. The Company accounts for its interest in Standard under the equity method of accounting. The Company's equity interest in the earnings of Standard for the years ended December 31, 2000, 1999 and 1998 was $9,218,000, $4,343,000 and
$1,703,000, respectively. During April

1998, Standard entered into a loan agreement with a financial institution for credit facilities in an amount not to exceed $61,000,000. Proceeds of the new credit facility were used to fund the construction of a green field gypsum wallboard plant in Cumberland City, Tennessee, which began operation in the fourth quarter of 1999. During 1999, Standard received financing from two industrial revenue bond issuances by Stewart County, Tennessee, totaling $56,200,000. The proceeds of the bond issuances were used to pay off the borrowings under the credit facility and fund the remaining construction of the plant. The Company received distributions based on its equity interest in Standard of $13,500,000, $1,000,000 and $1,500,000 in 2000, 1999 and 1998,
respectively. In addition, the Company guarantees one-half of Standard's credit facility. At December 31, 2000, the Company's portion of this guaranteed debt totaled approximately $28,100,000. The Company's guarantee of the Standard credit facility contains financial maintenance covenants, and the Standard credit facility contains a cross-default to these covenants. At December 31, 2000, the Company was not in compliance with certain financial maintenance covenants (Note 5), and the Standard credit facility was in default based on this cross-default. Waivers for the Company's non-compliance with the financial maintenance covenants and the related cross-default were received from Standard's lenders, and the financial maintenance covenants were amended on a going-forward basis.

     Summarized financial information for Standard at December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998, respectively, is as follows (in thousands):

                                                                 2000       1999
                                                                -------    -------
Current assets..............................................    $16,886    $25,960
Noncurrent assets...........................................     72,523     76,920
Current liabilities.........................................      6,149      7,270
Noncurrent liabilities......................................     56,208     56,274

                                                                 2000       1999       1998
                                                                -------    -------    -------
Net sales...................................................    $84,437    $55,875    $38,711
Gross profit................................................     24,729     25,307     12,315
Operating income............................................     18,176     19,337      8,819
Net income..................................................     14,716     18,128      8,638

     During 1999, the Company formed a joint venture with Temple to own and operate a containerboard mill located in Newport, Indiana. Upon formation, the joint venture, Premier Boxboard Limited LLC ("PBL"), undertook a $82,000,000 project to modify the mill to enable it to produce a new lightweight gypsum facing paper along with other containerboard grades. PBL is operated as a joint venture managed by the Company. The modified mill began operations on June 27, 2000. The Company and Temple each have a 50 percent interest in the joint venture, which is being accounted for under the equity method of accounting. There were no distributions in 2000 and 1999, respectively. Expenses related to the joint venture were not material in 1999. The Company's equity interest in the net loss of PBL for 2000 was approximately $740,000.

     Under the joint venture agreement, the Company contributed $50,000,000 to the joint venture during the second quarter of 2000 and Temple contributed the net assets of the mill, and received $50,000,000 in notes issued by PBL. In addition, the Company has guaranteed one-half of a revolving line of credit obtained by PBL. At December 31, 2000, the Company's portion of this guaranteed debt totaled approximately $15,000,000. The Company's guarantee of PBL's revolving line of credit contains financial maintenance covenants, and PBL's revolving line of credit contains a cross-default to these covenants. At December 31, 2000, the Company was not in compliance with certain financial maintenance covenants (Note 5), and the PBL line of credit was in default based on this cross-default. Waivers for the Company's non-compliance with the financial maintenance covenants and the related cross-default were received from PBL's lender, and the financial maintenance covenants were amended on a going-forward basis.

     In addition, the default under the PBL line of credit caused a cross-default under the $50.0 million notes issued by PBL. The holders of these notes have waived this cross-default.

     Summarized financial information for PBL at December 31, 2000 and for the year then ended is as follows (in thousands):

                                                                  2000
                                                                --------
Current assets..............................................    $  9,839
Noncurrent assets...........................................     174,675
Current liabilities.........................................       5,075
Noncurrent liabilities......................................      80,000
Net sales...................................................      33,722
Gross profit................................................       5,310
Operating income............................................         961
Net loss....................................................      (1,481)

5.   SENIOR CREDIT FACILITY AND OTHER LONG TERM DEBT

     The Company has a $400,000,000 five-year bank senior credit facility that matures in July 2002. Interest under the senior credit facility is computed using the Company's choice of (a) the Eurodollar rate plus a margin or (b) the higher of (i) the federal funds rate plus a margin or (ii) the bank's prime lending rate. Currently, the interest margin above the Eurodollar rate is computed on the basis of the Company's consolidated leverage ratio. As of December 31, 2000 and 1999, borrowings of $194,000,000 and $140,000,000, respectively, were outstanding under the senior credit facility at weighted average interest rates of 7.27 percent and 6.45 percent, respectively. As of December 31, 2000, the Company was not in compliance with certain covenants that the lenders waived through the first quarter of 2001.

     Additionally, at December 31, 2000 and 1999, other long-term debt consisted of the following (in thousands):

                                                                2000        1999
                                                              --------    --------
7 3/8 percent senior notes..................................  $198,791    $198,691
7.74 percent senior notes...................................    66,200      82,750
Other notes payable.........................................     9,081       4,913
                                                              --------    --------
                                                              $274,072    $286,354
                                                              ========    ========

     During 1998, the Company registered with the Securities and Exchange Commission a total of $300,000,000 in public debt securities for issuance in one or more series and with such specific terms as to be determined from time to time. On June 1, 1999, the Company issued $200,000,000 in aggregate principal amount of its 7 3/8 percent notes due June 1, 2009. The 7 3/8 percent notes were issued at a discount to yield an effective interest rate of 7.473 percent and pay interest semiannually. The 7 3/8 percent notes are unsecured obligations of the Company. Proceeds, net of the issuance discount and after deducting underwriting and other costs, were $196,733,000 and were largely used to repay revolving credit loans.

     The senior notes dated October 8, 1992 (the "Notes") are payable to an insurance company in five equal annual installments of $16,550,000, the first of which was paid on October 8, 2000. Interest on the Notes accrues at 7.74 percent and is payable semiannually. The Notes also provide for optional prepayments, in whole or in part, with a penalty, as defined, during specified periods.

     The Notes and senior credit facility contain certain restrictive covenants on the part of the Company, including (but not limited to) the acquisition of or investment in businesses, sales of assets, incurrence of additional indebtedness, capital expenditures, maintenance of certain leverage and interest coverage ratios (as defined), investments and minimum working capital requirements. As of December 31, 2000, the Company was not in compliance with certain covenants that the lenders waived through the first quarter of 2001.

     On March 22, 2001, the Company obtained commitments and executed an agreement for the issuance of $285,000,000 of 9 7/8% senior subordinated notes due April 1, 2011 and $29,000,000 of 7 1/4% senior notes due May 1, 2010 (collectively, the "subsequent financing"). These senior subordinated notes and senior notes will each be issued at a discount to yield effective interest rates of 10.5% and 9.4%, respectively. Under the terms of the agreement, the Company will receive aggregate proceeds, net of issuance costs, of approximately $291,350,000 prior to March 31, 2001. Proceeds from the subsequent financing will be used primarily to repay borrowings outstanding under the senior credit facility and the Notes. In connection with the repayment of the Notes, the Company will incur a prepayment penalty of approximately $3,600,000.

     As of December 31, 2000, the Company has classified amounts due under the senior credit facility and the Notes as long-term based on the subsequent financing. Aggregate maturities of long-term debt at December 31, 2000 based upon contractual maturity schedules, adjusted for the subsequent financing, are as follows (in thousands):

2001........................................................  $  1,259
2002........................................................       350
2003........................................................       350
2004........................................................       350
2005........................................................       350
Thereafter..................................................   271,413
                                                              --------
                                                              $274,072
                                                              ========

6.   COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain buildings, machinery, and transportation equipment under operating lease agreements expiring at various dates through 2022. Certain rental payments for transportation equipment are based on a fixed rate plus an additional amount for mileage. Rental expense on operating leases for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

                                                                 2000       1999       1998
                                                                -------    -------    -------
Minimum rentals.............................................    $13,026    $11,698    $ 9,209
Contingent rentals..........................................        347        377        326
                                                                -------    -------    -------
                                                                $13,373    $12,075    $ 9,535
                                                                =======    =======    =======

     The following is a schedule of future minimum rental payments required under leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000 (in thousands):

2001........................................................    $12,480
2002........................................................      9,594
2003........................................................      6,291
2004........................................................      4,102
2005........................................................      3,575
Thereafter..................................................     16,283
                                                                -------
                                                                $52,325
                                                                =======

LITIGATION

     On August 16, 2000, the Company filed suit against a significant customer in Mecklenburg County, North Carolina, over the customer's refusal to continue purchasing gypsum facing paper pursuant to the terms of a long-term supply contract between the Company and the customer. The complaint seeks damages in excess of $100.0 million. In October 2000, the complaint was amended to request an injunction requiring the customer to specifically perform its obligation under the supply contract. The specific performance claim was dismissed in January 2001, and the case is proceeding on the damages claim.

     On September 1, 2000, the customer filed a separate action in the Superior Court of Fulton County, Georgia, seeking a declaratory judgment in support of the customer's interpretation of the contract. On December 22, 2000, the action was stayed pending final resolution of the action filed by the Company in North Carolina.

     The Company intends to vigorously pursue the North Carolina action, but can give no assurance as to the timing or outcome of the litigation. Based on the nature of litigation generally, and the course of developments to date, management can give no assurance that a resolution will be reached in the near future. The Company believes that the loss of the contract volume with the customer will continue to have a material impact on the consolidated results of operations.

     The Company is involved in certain other litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

7.   STOCK OPTION AND DEFERRED COMPENSATION PLANS

DIRECTOR EQUITY PLAN

     During 1996, the Company's board of directors approved a director equity plan. Under the plan, directors who are not employees or former employees of the Company ("Eligible Directors") are paid a portion of their fees in the Company's common stock. Additionally, each Eligible Director is granted an option to purchase 1,000 shares of the Company's common stock at an option price equal to the fair market value at the date of grant. These options are immediately exercisable and expire ten years following the grant. A maximum of 100,000 shares of common stock may be granted under this plan. During 2000, 1999 and 1998, 4,171, 2,930, and 2,077 shares, respectively, of common stock and options to purchase 6,000 shares of common stock were issued under this plan in each year.

INCENTIVE STOCK OPTION AND BONUS PLANS

     During 1992, the Company's board of directors approved a qualified incentive stock option and bonus plan (the "1993 Plan"), which became effective January 1, 1993 and terminated December 31, 1997. Under the provisions of the 1993 Plan, selected members of management received one share of common stock ("bonus share") for each two shares purchased at market value. In addition, the 1993 Plan provided for the issuance of options at prices not less than market value at the date of grant. The options and bonus shares awarded under the 1993 Plan are subject to four-year and five-year respective vesting periods. The Company's board of directors authorized 1,400,000 common shares for grant under the 1993 Plan. During 1997, the Company issued 189,215 qualified incentive stock options under the 1993 Plan. Compensation expense of approximately $246,000, $336,000 and $457,000 related to bonus shares was recorded in 2000, 1999 and 1998, respectively.

     During 1998, the Company's board of directors approved a qualified incentive stock option and bonus plan (the "1998 Plan"), which became effective March 10, 1998. Under the provisions of the 1998 Plan, selected members of management may receive the right to acquire one share of restricted stock contingent upon the direct purchase of two shares of unrestricted common stock at market value. In addition, the 1998 Plan provides for the issuance of both traditional and performance stock options at market price and 120 percent of market price, respectively. Restricted stock and options awarded under the 1998 Plan are subject to five-year vesting periods. The Company's board of directors authorized 3,800,000 common shares for grant under the 1998 Plan. During 2000, 1999 and 1998, the Company issued 784,621, 363,728 and 235,404 options, respectively, under the 1998 Plan. During 2000, 1999 and 1998, the Company issued 10,699, 9,374 and 1,202 shares, respectively, of restricted stock. The Company recorded approximately

$105,000, $20,000 and $0 of compensation expense related to the issuance of restricted stock during 2000, 1999 and 1998, respectively.

     A summary of stock option activity for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                                             WEIGHTED AVERAGE
                                                                 SHARES       EXERCISE PRICE
                                                                ---------    ----------------
Outstanding at December 31, 1997............................      720,638         $19.27
  Granted...................................................      241,404          35.60
  Forfeited.................................................       (6,215)         24.89
  Exercised.................................................      (34,204)         17.53
                                                                ---------         ------
Outstanding at December 31, 1998............................      921,623          23.57
  Granted...................................................      369,728          27.18
  Forfeited.................................................      (22,450)         31.20
  Exercised.................................................      (45,756)         11.98
                                                                ---------         ------
Outstanding at December 31, 1999............................    1,223,145          24.95
  Granted...................................................      790,621          17.06
  Forfeited.................................................      (46,853)         26.26
  Exercised.................................................      (90,420)          4.76
                                                                ---------         ------
Outstanding at December 31, 2000............................    1,876,493         $22.57
                                                                =========         ======
Options exercisable at:
  December 31, 2000.........................................      833,579         $20.96
  December 31, 1999.........................................      566,867          19.55
  December 31, 1998.........................................      464,844          16.20

     Summary information about the Company's stock options outstanding at December 31, 2000 is as follows:

                           OUTSTANDING                                            EXERCISABLE
                                AT             WEIGHTED           WEIGHTED             AT             WEIGHTED
                           DECEMBER 31,        AVERAGE            AVERAGE         DECEMBER 31,        AVERAGE
RANGE OF EXERCISE PRICE        2000         REMAINING LIFE     EXERCISE PRICE         2000         EXERCISE PRICE
-----------------------   --------------   ----------------   ----------------   --------------   ----------------
                                              (IN YEARS)
   $ 9.38 -- $16.88           325,023            6.5               $11.90           304,023            $11.89
    17.75 --  23.75           796,141            7.3                19.54           219,921             19.50
    24.44 --  29.75           276,470            7.8                25.82            74,678             25.93
    30.13 --  40.80           478,859            6.4                32.96           234,957             32.48
-----------------------     ---------            ---               ------           -------            ------
     9.38 --  40.80         1,876,493            7.0               $22.57           833,579            $20.96

     An accrual of approximately $254,000 related to the outstanding stock options is included in deferred compensation in the accompanying balance sheet at December 31, 1999.

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for the director equity plan and the incentive stock option and bonus plans under APB Opinion No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 2000, 1999 and 1998 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants in 2000, 1999 and 1998:

                                                    2000            1999            1998
                                                ------------    ------------    ------------
Risk-free interest rate.......................      5.18% --%       5.09% --%       4.68% --%
                                                        6.84            6.18            5.76
Expected dividend yield.......................      4.01% --%       2.72% --%       1.87% --%
                                                        7.68            2.92            2.97
Expected option lives.........................    8-10 years      8-10 years      8-10 years
Expected volatility...........................            40%             30%             30%

     The total values of the options granted during the years ended December 31, 2000, 1999 and 1998 were computed to be approximately $3,681,000, $2,600,000, and $2,577,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's reported and pro forma net income and net income per share for the years ended December 31, 2000, 1999 and 1998 would have been as follows (in thousands, except per share data):

                                                               2000      1999       1998
                                                              ------    -------    -------
Net income:
  As reported...............................................  $8,142    $41,069    $51,818
  Pro forma.................................................   6,595     39,975     51,022
Diluted income per common share:
  As reported...............................................   $0.31      $1.63      $2.04
  Pro forma.................................................    0.25       1.59       2.01

DEFERRED COMPENSATION PLANS

     The Parent Company and certain of its subsidiaries have deferred compensation plans for several of their present and former officers and key employees. These plans provide for retirement, involuntary termination, and death benefits. The involuntary termination and retirement benefits are accrued over the period of active employment from the execution dates of the plans to the normal retirement dates (age 65) of the employees covered. Deferred compensation expense applicable to the plans was approximately $227,000, $292,000, and $324,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Accruals of approximately $2,096,000 and $2,644,000 related to these plans are included in deferred compensation in the accompanying balance sheets at December 31, 2000 and 1999, respectively.

8.   PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Substantially all of the Company's employees participate in a noncontributory defined benefit pension plan (the "Pension Plan"). The Pension Plan calls for benefits to be paid to all eligible employees at retirement based primarily on years of service with the Company and compensation rates in effect near retirement. The Pension Plan's assets consist of shares held in collective investment funds and group annuity contracts. The Company's policy is to fund benefits attributed to employees' service to date as well as service expected to be earned in the future. Contributions to the Pension Plan totaled approximately $5,116,000, $5,526,000, and $4,784,000 in 2000, 1999 and 1998, respectively.

     Effective December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." The provisions of SFAS No. 132 revise employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of these plans. It standardizes the disclosure requirements for pensions and other postretirement benefits.

     During 1996, the Company adopted a supplemental executive retirement plan ("SERP"), which provides benefits to participants based on average compensation. The SERP covers certain executives of the Company commencing upon retirement. The SERP is unfunded at December 31, 2000.

     Pension expense for the Pension Plan and the SERP includes the following components for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                               2000      1999      1998
                                                              ------    ------    ------
Service cost of benefits earned.............................  $3,628    $3,236    $2,569
Interest cost on projected benefit obligation...............   4,422     3,649     3,281
Actual loss (gain) on plan assets...........................     844    (8,485)   (5,293)
Net amortization and deferral...............................  (5,781)    5,219     2,832
                                                              ------    ------    ------
Net pension expense.........................................  $3,113    $3,619    $3,389
                                                              ======    ======    ======

     The table below represents a reconciliation of the funded status of the Pension Plan and the SERP to prepaid (accrued) pension cost as of December 31, 2000 and 1999 (in thousands):

                                                             SERP              PENSION PLAN
                                                      ------------------    ------------------
                                                       2000       1999       2000       1999
                                                      -------    -------    -------    -------
Change in benefit obligation:
  Projected benefit obligation at end of prior
     year...........................................  $ 2,814    $ 2,320    $52,354    $48,558
     Service cost...................................      133        123      3,495      3,113
     Interest cost..................................      236        190      4,187      3,459
     Actuarial loss (gain)..........................      267        181      2,510     (1,738)
     Plan amendments................................       --         --         --        786
     Acquisitions...................................       --         --         --      1,282
     Benefits paid..................................       --         --     (3,310)    (3,106)
                                                      -------    -------    -------    -------
  Projected benefit obligation at end of year.......    3,450      2,814     59,236     52,354
                                                      -------    -------    -------    -------
Change in plan assets:
  Fair value of plan assets at end of prior year....       --         --     55,106     43,196
     Actual return on plan assets...................       --         --       (844)     8,485
     Employer contributions.........................       --         --      5,116      5,526
     Benefits paid..................................       --         --     (3,310)    (3,106)
     Acquisitions...................................       --         --         --      1,005
                                                      -------    -------    -------    -------
  Fair value of plan assets at end of year..........       --         --     56,068     55,106
                                                      -------    -------    -------    -------
Funded status of the plans..........................   (3,450)    (2,814)    (3,168)     2,752
Unrecognized transition obligation..................    1,252      1,366         --         --
Unrecognized prior service cost.....................       --         --        913      1,168
Unrecognized net loss...............................      549        307     10,026      1,338
                                                      -------    -------    -------    -------
(Accrued) prepaid pension cost before minimum
  pension liability adjustment......................  $(1,649)   $(1,141)   $ 7,771    $ 5,258
                                                      =======    =======    =======    =======
Other comprehensive income:
  Increase (decrease) in intangible asset...........  $    55    $    55    $    --    $  (695)
  (Increase) decrease in additional minimum pension
     liability......................................      (55)       (55)        --      3,572
                                                      -------    -------    -------    -------
Other comprehensive income..........................  $    --    $    --    $    --    $ 2,877
                                                      =======    =======    =======    =======

     In accordance with SFAS No. 87, the Company has recorded an additional minimum pension liability for its underfunded plans representing the excess of unfunded accumulated benefit obligations over previously recorded pension liabilities. The cumulative additional liability totaled $1,130,000 and $1,076,000 at December 31, 2000 and 1999, respectively, and has been offset by intangible assets to the extent of previously unrecognized prior service costs. Amounts in excess of previously unrecognized prior service cost are recorded as reductions in shareholders' equity.

     Net pension expense and projected benefit obligations are calculated using assumptions of weighted average discount rates, future compensation levels, and expected long-term rates of return on assets. The weighted average discount rate used to measure the projected benefit obligation at December 31, 2000 and 1999 is 7.75 percent and 7.5 percent, respectively, the rate of increase in future compensation levels is 3.0 percent at December 31, 2000 and 1999, and the expected long-term rate of return on assets is 9.5 percent.

OTHER POSTRETIREMENT BENEFITS

     The Company provides postretirement medical benefits at certain of its subsidiaries. The Company accounts for these postretirement medical benefits in accordance with SFAS No. 132.

     Net periodic postretirement benefit cost for the years ended December 31, 2000, 1999 and 1998 included the following components (in thousands):

                                                                2000    1999    1998
                                                                ----    ----    ----
Service cost of benefits earned.............................    $108    $107    $ 94
Interest cost on accumulated postretirement benefit
  obligation................................................     389     306     291
                                                                ----    ----    ----
Net periodic postretirement benefit cost....................    $497    $413    $385
                                                                ====    ====    ====

     Postretirement benefits totaling $683,000, $550,000 and $544,000 were paid during 2000, 1999 and 1998, respectively.

     The accrued postretirement benefit cost as of December 31, 2000 and 1999 consists of the following (in thousands):

                                                                 2000       1999
                                                                -------    -------
Change in benefit obligation:
  Projected benefit obligation at end of prior year.........    $ 4,656    $ 3,898
     Service cost...........................................        108        107
     Interest cost..........................................        389        306
     Actuarial loss.........................................        189        611
     Acquisition............................................        575         --
     Special termination benefits...........................         --        284
     Benefits paid..........................................       (683)      (550)
                                                                -------    -------
  Projected benefit obligation at end of year...............    $ 5,234    $ 4,656
                                                                =======    =======
Funded status...............................................    $(5,234)   $(4,656)
Unrecognized net loss.......................................        966        830
                                                                -------    -------
Net amount recognized.......................................    $(4,268)   $(3,826)
                                                                =======    =======

     The accumulated postretirement benefit obligations at December 31, 2000 and 1999 were determined using a weighted average discount rate of 7.5 percent. The rate of increase in the costs of covered health care benefits is assumed to be
6.0 percent in 2001, gradually decreasing to 5.0 percent by the year 2002. Increasing the assumed health care costs trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 2000 by approximately $970,000 and would increase net periodic postretirement benefit cost by approximately $86,000 for the year ended December 31, 2000.

9. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes.

     The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 consisted of the following (in thousands):

                                                                 2000      1999       1998
                                                                ------    -------    -------
Current:
  Federal...................................................    $2,650    $11,063    $19,444
  State.....................................................     3,056      3,081      2,950
                                                                ------    -------    -------
                                                                 5,706     14,144     22,394
Deferred....................................................      (239)     9,072      8,076
                                                                ------    -------    -------
                                                                $5,467    $23,216    $30,470
                                                                ======    =======    =======

     The principal differences between the federal statutory tax rate and the provision for income taxes for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                2000    1999    1998
                                                                ----    ----    ----
Federal statutory tax rate..................................    35.0%   35.0%   35.0%
State taxes, net of federal tax benefit.....................     2.4     2.7     2.7
Other.......................................................     2.3    (1.6)   (0.7)
                                                                ----    ----    ----
Effective tax rate..........................................    39.7%   36.1%   37.0%
                                                                ====    ====    ====

     Significant components of the Company's deferred income tax assets and liabilities as of December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                  2000        1999
                                                                --------    --------
Deferred income tax assets:
  Deferred employee benefits................................    $  1,258    $  1,258
  Postretirement benefits other than pension................         879       1,084
  Accounts receivable.......................................         602         602
  Insurance.................................................       2,121       2,121
  Tax loss carry forwards and credits.......................      15,484       4,936
  Inventories...............................................       2,010       1,636
  Other.....................................................       3,006       3,006
                                                                --------    --------
     Total deferred income tax assets.......................      25,360      14,643
                                                                --------    --------
Deferred income tax liabilities:
  Depreciation and amortization.............................     (63,866)    (54,439)
  Asset revaluation.........................................      (3,846)     (3,846)
  Postemployment benefits...................................      (2,190)     (1,441)
  Losses on contractual sales commitments...................      (1,578)       (428)
  Other.....................................................          (9)         (9)
                                                                --------    --------
     Total deferred income tax liabilities..................     (71,489)    (60,163)
                                                                --------    --------
Valuation allowance.........................................      (4,308)     (3,633)
                                                                --------    --------
                                                                $(50,437)   $(49,153)
                                                                ========    ========

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth certain quarterly financial data for the periods indicated (in thousands, except per share data):

                                                   FIRST       SECOND      THIRD       FOURTH
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                  --------    --------    --------    --------
2000
  Net sales...................................    $248,553    $255,079    $236,731    $223,068
  Gross profit................................      54,137      56,796      47,822      45,104
  Net income (loss)...........................       2,142       9,467      (2,561)       (906)
  Diluted income (loss) per common share......    $   0.08    $   0.37    $  (0.10)   $  (0.03)
1999:
  Net sales...................................    $187,565    $212,456    $241,292    $248,776
  Gross profit................................      48,776      51,305      53,277      53,155
  Net income..................................      11,415      10,316      10,055       9,283
  Diluted income per common share.............    $   0.46    $   0.41    $   0.40    $   0.36

11. SEGMENT INFORMATION

     The Company operates principally in three business segments organized by products. The paperboard segment consists of facilities that manufacture 100 percent recycled uncoated and clay-coated paperboard and facilities that collect recycled paper and broker recycled paper and other paper rolls. The tube, core, and composite container segment is principally made up of facilities that produce spiral and convolute-wound tubes, cores, and cans. The carton and custom packaging segment consists of facilities that produce printed and unprinted folding and set-up cartons and facilities that provide contract manufacturing and contract packaging services. Intersegment sales are recorded at prices which approximate market prices. Sales to external customers located in foreign countries accounted for approximately 6.7 percent, 6.7 percent, and 7.8 percent of the Company's sales for 2000, 1999 and 1998, respectively.

     Operating income includes all costs and expenses directly related to the segment involved. Corporate expenses include corporate, general, administrative, and unallocated information systems expenses.

     Identifiable assets are accumulated by facility within each business segment. Corporate assets consist primarily of cash and cash equivalents; refundable income taxes; property, plant, and equipment; and investments in unconsolidated affiliates.

     The following table presents certain business segment information for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                             2000          1999         1998
                                                          ----------    ----------    --------
Net sales (aggregate):
  Paperboard..........................................    $  532,732    $  505,608    $419,421
  Tube, core, and composite container.................       269,322       257,642     254,096
  Carton and custom packaging.........................       303,553       251,672     178,464
                                                          ----------    ----------    --------
     Total............................................    $1,105,607    $1,014,922    $851,981
                                                          ==========    ==========    ========
Less net sales (intersegment):
  Paperboard..........................................    $  136,796    $  120,465    $112,581
  Tube, core, and composite container.................         4,389         3,877       2,315
  Carton and custom packaging.........................           991           491         227
                                                          ----------    ----------    --------
     Total............................................    $  142,176    $  124,833    $115,123
                                                          ==========    ==========    ========

                                                             2000          1999         1998
                                                          ----------    ----------    --------
Net sales (external customers):
  Paperboard..........................................    $  395,936    $  385,143    $306,840
  Tube, core, and composite container.................       264,933       253,765     251,781
  Carton and custom packaging.........................       302,562       251,181     178,237
                                                          ----------    ----------    --------
     Total............................................    $  963,431    $  890,089    $736,858
                                                          ==========    ==========    ========
Operating income:
  Paperboard (A)......................................    $   28,477    $   58,882    $ 79,281
  Tube, core, and composite container.................        18,483        20,715      18,477
  Carton and custom packaging.........................         8,622        13,010       8,053
                                                          ----------    ----------    --------
                                                              55,582        92,607     105,811
Corporate expense (B).................................       (13,768)      (11,878)    (10,930)
                                                          ----------    ----------    --------
Operating income......................................        41,814        80,729      94,881
Interest expense......................................       (34,063)      (25,456)    (16,072)
Interest income.......................................           412           603         334
Equity in income of unconsolidated affiliates.........         6,533         9,224       4,308
Other, net............................................          (918)         (459)       (433)
                                                          ----------    ----------    --------
Income before income taxes and minority interest......        13,778        64,641      83,018
Minority interest.....................................          (169)         (356)       (730)
Provision for income taxes............................         5,467        23,216      30,470
                                                          ----------    ----------    --------
     Net income.......................................    $    8,142    $   41,069    $ 51,818
                                                          ==========    ==========    ========
Identifiable assets:
  Paperboard..........................................    $  429,646    $  456,343    $294,480
  Tube, core, and composite container.................       134,069       126,994     127,852
  Carton and custom packaging.........................       274,138       241,688     171,244
  Corporate...........................................        94,974        53,618      25,221
                                                          ----------    ----------    --------
     Total............................................    $  932,827    $  878,643    $618,797
                                                          ==========    ==========    ========
Depreciation and amortization:
  Paperboard..........................................    $   36,623    $   31,410    $ 21,185
  Tube, core, and composite container.................         7,196         7,580       7,808
  Carton and custom packaging.........................        15,531        12,657       9,250
  Corporate...........................................         1,508         1,094         462
                                                          ----------    ----------    --------
     Total............................................    $   60,858    $   52,741    $ 38,705
                                                          ==========    ==========    ========
Capital expenditures, excluding acquisitions of
  businesses:
  Paperboard..........................................    $   28,953    $   23,745    $ 26,382
  Tube, core, and composite container.................        12,274         4,550       6,966
  Carton and custom packaging.........................        15,495         5,305       6,415
  Corporate...........................................         1,584         2,096         953
                                                          ----------    ----------    --------
     Total............................................    $   58,306    $   35,696    $ 40,716
                                                          ==========    ==========    ========

---------------

(A) Results for 2000 include charges to operations of $6,913,000 and $8,564,000 for restructuring costs related to the closing of the Baltimore, Maryland and Camden, New Jersey paperboard mills, respectively. Both of these were related to the paperboard segment and are reflected in the segment's operating income. (Note 12)

(B) Results for 2000 include a nonrecurring charge of $1,300,000 related to the settlement of a dispute over abandoned property.

12. RESTRUCTURING AND OTHER NONRECURRING COSTS

     In February 2000, the Company initiated a plan to close its paperboard mill located in Baltimore, Maryland and recorded a charge to operations of approximately $6,913,000. The plan to close the mill was adopted in conjunction with the Company's ongoing efforts to increase manufacturing efficiency and reduce costs in its mill system. The $6,913,000 charge included a $5,696,000 noncash asset impairment charge to write down machinery and equipment to net realizable value. The charge also included a $604,000 accrual for severance and termination benefits for 21 salaried and 83 hourly employees terminated in connection with this plan and a $613,000 accrual for post closing exit costs. As of December 31, 2000, one employee remained to assist in marketing the land and building. The Company will complete the exit plan upon the sale of the property, which is anticipated to occur during 2001. The Company does not expect the mill closure to have a material impact on future operations.

     The following is a summary of this restructuring activity from plan adoption to December 31, 2000:

                                                         SEVERANCE AND
                                                             OTHER
                                             ASSET        TERMINATION     OTHER EXIT
                                           IMPAIRMENT      BENEFITS         COSTS          TOTAL
                                           ----------    -------------    ----------    -----------
2000 provision.........................    $5,696,000      $ 604,000      $ 613,000     $ 6,913,000
  Noncash..............................     5,696,000              0              0       5,696,000
                                           ----------      ---------      ---------     -----------
  Cash.................................             0        604,000        613,000       1,217,000
2000 cash activity.....................             0       (604,000)      (613,000)     (1,217,000)
                                           ----------      ---------      ---------     -----------
Balance as of December 31, 2000........    $        0      $       0      $       0     $         0
                                           ==========      =========      =========     ===========

     In September 2000, the Company initiated a plan to close its paperboard mill located in Camden, New Jersey and recorded a pretax charge of approximately $8,564,000. The mill experienced a slowdown in gypsum facing paper shipments during the third quarter of 2000, and the shut down was precipitated by the refusal of the Company's largest gypsum facing paper customer to continue purchasing facing paper under a long-term supply agreement. The $8,564,000 charge included a $7,038,000 noncash asset impairment write down of fixed assets to estimated net realizable value and a $558,000 accrual for severance and termination benefits for 19 salaried and 46 hourly employees terminated in connection with this plan as well as a $968,000 accrual for postclosing leases and other exit costs. As of December 31, 2000, two employees remained to collect receivables, process payables and assist in marketing the land and building. The remaining severance and termination benefits will be paid by December 31, 2001. This mill contributed net sales and operating income of $11,600,000 and $1,200,000, respectively, for the nine months ended September 30, 2000 and contributed net sales and operating income of $19,100,000 and $2,101,000, respectively, for the year ended December 31, 1999.

     The following is a summary of this restructuring activity from plan adoption to December 31, 2000:

                                                         SEVERANCE AND
                                                             OTHER
                                             ASSET        TERMINATION     OTHER EXIT
                                           IMPAIRMENT      BENEFITS         COSTS         TOTAL
                                           ----------    -------------    ----------    ----------
2000 provision.........................    $7,038,000      $ 558,000      $  968,000    $8,564,000
  Noncash..............................     7,038,000              0               0     7,038,000
                                           ----------      ---------      ----------    ----------
  Cash.................................             0        558,000         968,000     1,526,000
2000 cash activity.....................             0       (380,000)       (346,000)     (726,000)
                                           ----------      ---------      ----------    ----------
Balance as of December 31, 2000........    $        0      $ 178,000      $  622,000    $  800,000
                                           ==========      =========      ==========    ==========

     In December 2000, the Company recognized nonrecurring costs of $1,300,000 related to the settlement of a dispute over abandoned property.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of December 31, 2000:

     - Cash and Cash Equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

     - Long-Term Debt. The fair values of the Company's senior notes are based on the current rates available to the Company for debt of the same remaining maturity and, as of December 31, 2000, approximate the carrying amounts. The carrying amounts of the other notes payable are assumed to approximate fair value due to the short maturity and variable rate structure of the instruments.

14. SUBSEQUENT EVENTS

     In January 2001, the Company initiated a plan to close its paperboard mill located in Chicago, Illinois, and will record a pretax charge to operations of approximately $4,447,000 in the first quarter of 2001. This mill contributed $12,600,000 and $13,400,000 in net sales in 1999 and 2000, respectively, and incurred operating losses of $2,600,000 and $1,500,000 in 1999 and 2000, respectively.

     Also in January 2001, the Company initiated a plan to consolidate the operations of its Salt Lake City, Utah carton plant into the Denver, Colorado carton plant and will record a pretax charge to operations of approximately $2,100,000 in the first quarter of 2001.

     The subsequent financing will be unconditionally guaranteed, jointly and severally, by all of the Company's subsidiaries, except for one domestic subsidiary that is not wholly owned and the Company's foreign subsidiaries. The non-guarantor subsidiaries, individually and in the aggregate, are deemed by management to be minor in respect to the Company's total assets, shareholders' equity, revenues and income from continuing operations before income taxes.